EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN COMPLETES ACQUISITION OF PREMIER TRUST

Bolsters Offerings of Independent Financial Advisor Network to Include Trust Services

MIAMI, FL, September 2, 2010 – Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) announced today that it has completed its previously announced acquisition of Premier Trust Inc. (“Premier”), a provider of wealth management services, including trust administration, estate and financial planning, custody and investment services.

Founded in 2001, Premier is a Nevada-chartered trust company headquartered in Las Vegas, Nevada, with assets under administration of approximately $530 million. Working in combination with a client’s other legal and professional advisors, Premier professionals assist with every aspect of planning, including retirement, income and estate taxes, succession of the family business, transferring assets to future generations and asset protection.

Mark Dreschler, President and Chief Executive Officer of Premier, and the rest of Premier’s management team will continue to operate Premier out of its Las Vegas, Nevada headquarters. Robert W. Bruderman, a member of Ladenburg’s Management Committee and one of the founders of Premier and of Ladenburg’s Triad Advisors subsidiary, will serve as Chairman of the Board of Premier.

“We are delighted to complete the acquisition of Premier,” said Dr. Phillip Frost, Chairman of the Board of Ladenburg. “The addition of Premier further differentiates Ladenburg and provides our growing network of independent financial advisors with unparalleled access to a broad array of trust services for clients.”

Richard J. Lampen, Ladenburg’s President and Chief Executive Officer, added, “We welcome Mark Dreschler and the entire Premier team to Ladenburg. This is an important strategic step for Ladenburg as we continue to increase the products and services we offer our clients through our independent broker-dealer platform.”

About Ladenburg
Ladenburg Thalmann Financial Services, included in the Russell 2000((R)) and Russell 3000((R)) indices, is engaged in investment banking, equity research, institutional sales and trading, independent brokerage and advisory services and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc. and Triad Advisors, Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services for companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer and registered investment adviser headquartered in Miami Lakes, Florida, has been serving the independent registered representative community since 1978 and has approximately 440 independent financial advisors nationwide. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment adviser headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions to approximately 570 independent financial advisors nationwide. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Los Angeles, California; and Princeton, New Jersey. For more information or to sign up to receive timely e-mail news alerts from Ladenburg Thalmann Financial Services, please visit www.ladenburg.com/info.

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